4
1
<SROS>NYSE
<REPORTING-OWNER>
  0001185868
  Officer
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  PartnerRe Ltd.
  911421
  <IRS-NUMBER>1
</SUBJECT-COMPANY>
<PERIOD>02/25/03
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Thiele, Patrick
   96 Pitts Bay Road
   Pembroke HM08

   Bermuda
2. Issuer Name and Ticker or Trading Symbol
   PartnerRe Ltd. (PRE)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   02/25/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     $49.680000      02/25/03       A (1)     12,613                                         02/25/13
(right to buy)
Non-Qualified Stock Option     $49.680000      02/25/03       A (2)     100,000                                        02/25/13
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Non-Qualified Stock Option     02/25/03  Common Stock                   12,613                                  D   Direct
(right to buy)
Non-Qualified Stock Option     02/25/03  Common Stock                   100,000                   112,613       D   Direct
(right to buy)

Explanation of Responses:

(1)
Options granted to Mr. Thiele as part of his annual incentive award vest 100% immediately on Grant.
(2)
Options granted as long term incentive awards will vest in three equal instalments on the 1st, 2nd, and 3rd anniversary of the date of Grant.

SIGNATURE OF REPORTING PERSON
/S/ Thiele, Patrick
DATE 02/25/03